Exhibit 10.11

FINAL

SAR

AMENDMENT NO. 1

TO THE

NORTHWEST AIRLINES CORPORATION

2007 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD

(Effective as of April 14, 2008)

This AMENDMENT NO. 1 TO THE NORTHWEST AIRLINES CORPORATION 2007 STOCK INCENTIVE PLAN STOCK APPRECIATION RIGHT AWARD (the “Amendment”) is hereby adopted and approved by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation (the “Company”) as of the date set forth above.

Pursuant to the authority granted under Section 3.1(g) of the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company hereby amends the Plan’s Stock Appreciation Right Award (the “SAR”) as follows:

1.                                                                                       Amendment of SAR.  Section 1.1 of the SAR is deleted in its entirety and hereby replaced with the following:

“1.1                           “Cause” shall mean “Cause” as defined in a management compensation agreement between the Grantee and the Company or a Subsidiary or, if not defined therein or if there is no such agreement, “Cause” shall mean any one or more of the following: (a) an act or acts of personal dishonesty by the Grantee intended to result in substantial personal enrichment of the Grantee at the expense of the Company or a Subsidiary, (b) an act or acts of personal dishonesty by the Grantee intended to cause substantial injury to the Company or a Subsidiary, (c) material breach (other than as a result of a Disability) by the Grantee of the Grantee’s obligations under the terms and conditions of the Grantee’s employment, which action was (i) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (ii) not remedied within fifteen days after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (d) the conviction of the Grantee of a felony.”

2.                                                                                       Amendment of the SAR. The sub-section entitled “Change of Control” of Section 4 of the SAR is hereby deleted in its entirety and replaced with the following:

“Change of Control: In the event of a Change of Control, the SAR shall, to the extent outstanding, vest in accordance with Section 13.2(a) of the Plan. If the Grantee’s employment is terminated without Cause or if the Grantee terminates employment for Good Reason, in each case, within two (2) years following a Change of Control, the Grantee will have three (3) years following the date of such termination of employment to exercise any portion of the SAR (to the extent the SAR is exercisable, and not previously exercised or cancelled) thereafter; provided, however, the SAR shall not be exercisable later than ten (10) years after the date granted.  For purposes hereof, “Good Reason” shall mean “Good Reason” as defined in a management compensation agreement (as amended, if applicable) between the Grantee and the Company or a Subsidiary or, if not defined therein or if there is no such agreement, “Good Reason” shall mean “Good Reason” as defined in the Plan.

3.                                                                                       Definitions. Except as otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings given them in the Northwest Airlines Corporation 2007 Stock Incentive Plan or the SAR.

4.                                                                                       General.  References to the “SAR” contained in the SAR shall mean the SAR as amended by this Amendment.  Except as herein provided, the SAR shall remain unchanged and in full force and effect.

Adopted by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation on April 14, 2008.